EXHIBIT 10.13

AGREEMENT FOR PURCHASE AND SALE OF INTERESTS
SOUTHEAST MICHIGAN PORTFOLIO

THIS AGREEMENT FOR PURCHASE AND SALE OF INTERESTS (this “Agreement"), is made as of the 26th day of April, 2006 (the "Effective Date"), by and between THE LIGHTSTONE GROUP, LLC, a New Jersey limited liability company (as “Buyer”), having its principal office at 326 Third Street, Lakewood, New Jersey 08701; and HOME PROPERTIES, L.P., a New York limited partnership (“Home Properties") and HOME PROPERTIES WMF I, LLC, a New York limited liability company (“Home Properties WMF”; and together with Home Properties, as “Sellers”), for themselves and on behalf of each of the limited liability companies listed on Schedule 1 attached hereto (each a “Company” and collectively the “Companies”), each having their principal office at 850 Clinton Square, Rochester, New York 14604.

 WITNESSETH:

This Agreement is made with reference to the following facts and objectives:

(a) Each Company owns or will own, on or prior to Closing, a 100% fee simple interest in the corresponding Property listed next to its name on Schedule 1 attached hereto.

(b) Home Properties owns or will own, on or prior to Closing, 100% of the membership interest in Canterbury Square, LLC, Carriage Hill Venture, L.L.C., Carriage Park Associates, L.L.C., Charter Square, LLC, Cherry Hill Village Venture, L.L.C., Deerfield Woods Home Properties LLC, Fordham Green, LLC, Greentrees, LLC, Home Properties Hampton Court, LLC, Kingsley, LLC, Macomb Apartments Home Properties LLC, Oak Park Manor, LLC, Southpoint Square, LLC, Home Properties Springwells, LLC, Stephenson House, LLC, Lakes, LLC and Woodland Gardens, LLC, each a Michigan or New York limited liability company (collectively, the “HP Companies”); and Home Properties WMF owns or will own, on or prior to Closing, 100% of the membership interest in Cherry Hill Club, LLC and Scotsdale, LLC, each a Michigan limited liability company (collectively, the “HP WMF Companies”); Home Properties desires to sell 100% of the membership interests in each HP Company to Buyer in exchange for cash and Home Properties WMF desires to sell 100% of the membership interest in each HP WMF Company to Buyer in exchange for cash.

(c) Home Properties intends to sell the interests in several of the Companies in tax deferred exchanges pursuant to Section 1031 of the Code (defined below).

(d) Buyer desires to acquire 100% of the interests in the HP Companies and the HP WMF Companies upon the happening of certain events.

(e) Buyer is willing to accommodate Home Properties’ need to complete a portion of the transaction as tax deferred exchanges, at no cost or expense to Buyer.

(f) As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

“Closing” and “Closing Date” shall have the meanings given to them in Section 13.

“Code” shall mean and refer to the Internal Revenue Code of 1986, as amended;

“Company” shall mean and refer to each Company listed on Schedule 1 individually, and “Companies” shall mean and refer to all of them collectively;

“Due Diligence Period” shall have the meaning given to it in Section 11.

“Earnest Money Deposit” shall have the meaning given to it in Section 19.

"Environmental Law" shall mean and refer to any federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

“Escrow Agent” shall mean and refer to the Title Company.

“Escrow Agreement” shall mean that Escrow Agreement between Escrow Agent and Buyer, a form of which is attached hereto as Exhibit B.

“Existing Loan” shall mean and refer to each loan secured by a Property as identified on Schedule 4 attached hereto and “Existing Loans” shall refer to all of the loans secured by the Properties collectively.

"Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable state Environmental Laws, and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

"HME" shall mean and refer to Home Properties, Inc., a Maryland corporation and general partner of Home Properties;

“Interests” shall have the meaning given to it in Section 1;

“Property" shall mean and refer individually and “Properties” shall mean and refer collectively to the: (i) the land owned by each Company (collectively, the "Land"), as more particularly described on Exhibit A attached hereto and made a part hereof, together with (a) all easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the relevant Company in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, including, without limitation, all right, title and interest of the relevant Company in and to (1) any award made after the date of this Agreement as a result of condemnation, or in lieu thereof, and (2) any unpaid award as of the date of this Agreement as a result of condemnation, or in lieu thereof; (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (collectively, the "Improvements"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, swimming pools and other recreational facilities, security devices, signs and light fixtures; and (iii) in each apartment unit of each Property, one refrigerator, one stove, one dishwasher and any other fixture, equipment or personal property required to be provided to residential tenants pursuant to applicable law or regulation;

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of each Company, and including any interest, penalties or additions attributable thereto; and

“Title Company” shall mean and refer to Land America/Lawyers Title Insurance Corporation;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Home Properties agree as follows:

1.	TRANSFER.

(a) Subject to the terms and conditions of this Agreement, Sellers hereby agree that, at Closing, they will transfer 100% of the membership interests in the Companies (collectively, the “Interests”) to Buyer in exchange for cash.

(b) Each Company owns or will own on or prior to Closing all right, title and interest in and to the following, which shall remain the property of each Company on and after the Closing Date:

(i) all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by the relevant Company, and used in connection with its respective Property (in each instance, the "Personal Property"), including, without limitation, all ranges, refrigerators, disposals, dishwashers, water heaters, furnaces, air conditioning units and equipment, carpeting, traverse rods, drapes and other window treatments, exhaust fans, range hoods, screens, model unit furniture, tools, parts, motors, supplies, pool and other recreational equipment, cabinets, mirrors, shelving, office equipment, stationery and other office supplies, normal levels of inventory, vehicles (schedule of vehicles included in Schedule 7) and all replacements of, and/or substitutions for, any of the foregoing (including any computer equipment and peripherals (including but not limited to monitors, printers, modems, keyboards, firewall equipment; but excluding computer software and certain peripherals to be identified by Home Properties prior to expiration of the Due Diligence Period) including without limitation the items described on Schedule 7 attached hereto;

(ii) all present and subsequent leases with tenants, and/or other occupancy agreements, together with all pending applications for tenancy pursuant to which any person or entity has a right to use and/or occupy any portion of any of the Properties (in each instance, the “Leases");

(iii) all service and maintenance contracts and equipment leases, used or useful in connection with the Property, which are not required to be terminated by Seller, including, without limitation, natural gas purchase contracts and coin-operated laundry concession leases, all of which are listed on Schedule 3 attached hereto (in each instance, the "Service Contracts");

(iv) all trademarks, service marks, logos, trade, assumed or business names and telephone numbers related to the use and operation of the Property, but excluding the name “Home Properties” and the Home Properties’ logo and trademark, whether used alone or in combination with other words, (in each instance, the "Trade Names"), except that Home Properties makes no representation or warranty of title or usage with respect to such Trade Names;

(v) all other contract rights and intangible property of any kind and nature whatsoever belonging or pertaining to or used in connection with all or any part of the Properties and/or the development, construction, ownership, use or operation thereof, excluding the Service Contracts (collectively, “Other Contract Rights and Intangibles”), including, without limitation: (1) all guaranties and warranties, (2) all designs, plans, specifications, engineering drawings and prints, and surveys, (3) all development rights, entitlements, licenses, approvals and agreements belonging, benefiting or pertaining to the Land or the Improvements and the development, construction, ownership, use and operating thereof, (4) all comfort letters, reliance letters, estoppels, certificates, authorizations and other approvals pertaining to all or any portion of the Properties by any governmental authority and all applications for any of the foregoing; and

(vi) the Properties.

(c) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall take all steps necessary to assure that, at each Closing, the applicable Company shall not be obligated or liable for the following (each, an “Excluded Liability”):

(i) all Taxes arising out of, relating to or in respect of the Properties or the Company imposed upon any Company or the Buyer for all taxable periods before the Closing Date;

(ii) the Required Exceptions; and

(iii) any undisclosed liabilities not listed on Schedule 4 which have accrued prior to the Closing Date.

2.	PURCHASE PRICE; DEPOSIT.

(a) The aggregate purchase price (“Purchase Price”) payable by Buyer for the Interests is Two Hundred Thirty-Eight Million Seven Hundred Thirty-Eight Thousand Five Hundred and No/100 Dollars ($238,738,500), subject to such apportionments, adjustments and credits as are provided in this Agreement.

(b) Buyer shall make an earnest money deposit in the amount of Ten Million and 00/100 Dollars ($10,000,000) (the “Earnest Money Deposit”), within one (1) business day after the Effective Date, to Escrow Agent to be held in escrow in an interest-bearing account in a lending institution acceptable to Buyer in its sole discretion and otherwise in accordance with the Escrow Agreement.

(c) All payments hereunder shall be paid by wire transfer of immediately available federal funds in accordance with the wiring instructions set forth in Exhibit E attached hereto and made a part hereof, or in accordance with other or additional instructions given to Buyer by written notice not less than one (1) Business Day (as hereinafter defined) prior to a Closing. As used in this Agreement, “Business Day” shall refer to any date on which commercial banks are authorized to do business and are not required by law or executive order to close in New York City.

(d) Buyer acknowledges that a portion of the Purchase Price is being paid to Sellers as reimbursement for the anticipated prepayment penalties in connection with the Existing Loans, which will be paid off at the applicable Closing. The amount of the prepayment penalties are currently estimated to be $3,550,000; however the actual amount of the prepayment penalties shall be determined by the payoff statements issued by the lenders at the applicable Closing; provided further, however, that the Purchase Price shall in no event be increased or decreased on account of the amount of such prepayment penalties.

3.	CLOSING COSTS.

Buyer shall pay all recording fees in connection with its financing, its attorneys’ fees, the costs of any non-standard endorsements to owners’ title policies (except the cost of a non-imputation endorsement which shall be Sellers’ sole cost and expense), all costs related to any new financing including loan title policies, the costs for updating surveys and environmental reports (by reimbursement to Sellers if Sellers have already paid survey and/or environmental costs) and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Home Properties shall pay the costs of obtaining a binder or commitment for owners’ policies of title insurance with respect to the Properties from the Title Company, the premium for each such owner’s title insurance policy including standard exceptions and standard endorsements (including a non-imputation endorsement which shall be Sellers’ sole cost and expense), its attorneys’ fees, all transfer taxes, if any, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

4.	PERMITTED EXCEPTIONS & REQUIRED EXCEPTIONS.

Each Property at Closing shall be subject only to the following (the "Permitted Exceptions”):

(a) the lien of real estate taxes not yet due and payable;

(b) the Leases;

(c) the Service Contracts; and

(d) easements, rights-of-way, covenants, restrictions and other matters of record (other than the Existing Loans which shall be paid off on or prior to the Closing).

Notwithstanding the foregoing, (a) Buyer shall be entitled to review and object to the Permitted Exceptions in accordance with Section 12 below; and (b) Sellers shall be obligated to take all actions, bring any proceeding, make any payments or otherwise incur any expenses or liability in order to eliminate the following: (i) satisfy any mortgages and other liens affecting the Properties that were created by instruments of record created by either Seller or any Company, or consented by either Seller or any Company, or assumed by either Seller or any Company and which can be satisfied by payment of a liquidated amount, including, without limitation, the Existing Loans; (ii) remove any encumbrances and easements placed of record against the Properties by either Seller or any Company subsequent to the effective date of the applicable title commitment furnished to the Buyer except those identified on Schedule 12; (iii) pay, discharge or bond any mechanic’s or materialman’s liens or judgment liens asserted against the Properties if same were caused by either Seller or any Company; and (iv) any other monetary lien against any Property resulting from any act or omission of either Seller or any Company (the items referred to in clauses (i), (ii), (iii) and (iv) above are hereinafter referred to as the “Required Exceptions”).

5.	OBLIGATIONS AND COVENANTS OF SELLERS AND THE COMPANIES.

(a) From the Effective Date to the applicable Closing, Sellers shall cause each Company, with respect to the Property owned by it, to:

(i) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated.

(ii) Promptly provide Buyer with a copy of any notice of violation of any Environmental Law.

(iii)  Maintain in full force and effect all of the existing insurance policies regarding the Properties.

(iv) Promptly deliver written notice to Buyer of, and, defend, at Sellers’ and each of the Company's expense, all actions, suits, claims, demands and other proceedings affecting any Property, or the use, possession or occupancy thereof.

(v) Promptly deliver written notice to Buyer of any notice of condemnation of any Property, or any portion thereof received by Sellers.

(vi) Maintain all Service Contracts in full force and effect according to their terms; timely make all payments, and observe and perform all obligations to be paid, observed or performed by the Company thereunder; and promptly notify Buyer of any receipt or delivery of any notice (including any notice of default) thereunder.

(vii) Provide all services, repairs and other work required to be provided by the landlord under the Leases.

(viii) Promptly deliver to Buyer a copy of any notice of required work from any company insuring any Property against casualty.

(ix) Terminate all management agreements pertaining to any Property, effective as of the completion of the Closing.

(x) Promptly deliver to Buyer a copy of any notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to any Property or portion thereof.

(xi) Promptly give written notice to Buyer of the occurrence of any condition or event which materially and adversely affects the truth or accuracy of any representation or warranty made (or to be made) by any Company or either Seller under or pursuant to this Agreement.

(xii) Provide weekly to Buyer copies of BRAT reports showing market rents for apartment units and concession reports; and, from and after expiration of the Due Diligence Period (provided this Agreement has not been terminated by either party) until the Closing, Sellers shall accommodate Buyer’s reasonable requests with respect to asking rents and concessions and other rent matters.

(b) From the expiration of the Due Diligence Period (provided this Agreement has not been terminated by either party) until the Closing, Sellers shall cause each Company, with respect to the Property owned by it the Company, to not (and shall provide written notice of any of the following to Buyer):

(i) Except in the ordinary course of business, increase any wage or fringe benefit payable to any employee at any Property, without the prior written consent of Buyer in each instance.

(ii) Without Buyer’s prior written consent (i) enter into any new lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year; or (ii) enter into, amend, renew or extend any Lease for an apartment unit with an existing tenant unless the Lease is for a period of not more than one year;

(iii) Except in the ordinary course of business, terminate any Lease. Ordinary course of business shall be deemed to include, without limitation, non-renewals of problem tenants, commencement of summary ejectment proceeding where a tenant is more than ten (10) days delinquent in the payment of rent, cases of any Lease where the tenant is more than thirty (30) days delinquent in the payment of rent, or in which there has been a material violation of the obligations of tenant.

(iv) Modify or amend the present form of lease in use in connection with the leasing of apartments units at the Properties without the prior written consent of Buyer.

(v) Except in the ordinary course of business of a Company, apply any Security Deposits against rent delinquencies or other Lease defaults, other than in the case of tenants who have vacated their apartments or are currently involved in litigation with such Company.

(vi) Enter into any new license, franchise, concession or easement agreement affecting any Property, without the prior written consent of Buyer in each instance.

(vii) Modify, amend, renew, extend, terminate or otherwise alter any of the Service Contracts, or enter into any new service or maintenance contract, equipment lease or, except in the ordinary course of business, any purchase order affecting any Property, and extending beyond, or for any work or improvement which will not be completed and paid for prior to, the Closing, without the prior written consent of Buyer, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed; notwithstanding the foregoing, Sellers may enter into a service or maintenance contract, or equipment lease which is terminable without penalty upon not more than thirty (30) days’ notice.

(viii) Remove from any Property any article of Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any such article removed for repairs shall be returned to such Property promptly upon its repair, and shall remain a part of the Personal Property, whether or not such article shall be located on any Property at the time of the Closing, and any such article so discarded shall be replaced with a new or replacement article of similar quality and utility prior to the Closing.

(ix) Undertake or commence any material (having the same definition as set forth in Section 17(f) below) renovations or alterations at any Property, except those necessary to comply with any of the provisions of this Agreement, without the prior written consent of Buyer, in each instance.

(x) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of any Property.

(xi) Withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against any Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing for any Property which are attributable (a) to any fiscal period prior to the fiscal tax year during which such Closing occurs shall be paid to Sellers and (b) to the fiscal tax year during which such Closing occurs shall be apportioned between Sellers and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the relevant Property, which obligation shall survive the Closing.

(xii) Market the Interests and/or the Properties to any third party, and, in that regard, each Company will refrain from soliciting or accepting any offer from any third party, or, engaging in any discussions with any third party concerning the sale, refinance or recapitalization of the Interests and/or the Properties.

(c) From the Effective Date until the Closing, Sellers shall cause each Company, with respect to the Property owned by it the Company, to not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of any Property, the Interests, the Personal Property, the Leases, the Service Contracts, the Trade Names, the Other Contract Rights and Intangibles or any interest therein, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder.

6.	REPRESENTATIONS AND WARRANTIES OF SELLERS.

(a) Each Seller represents and warrants that each of the following is true, complete and accurate in all material respects as of the date of this Agreement (and, except as designated in writing by Sellers at or before Closing and approved in writing by Buyer, will be true, complete and accurate in all material respects as of the Closing Date) with regard to each Company and its respective Property:

(i) Each Company is or will be prior to Closing a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan or New York, as the case may be, has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate the Property and to carry on its business as it is now being conducted.

(ii) Each Company owns legal and beneficial title to its applicable Property, Personal Property and Trade Names, free and clear of all liens, charges and encumbrances, except security interests in connection with the Existing Loan, as applicable, which will be paid off at Closing.

(iii) The performance by each Company of the obligations hereunder will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which any Company is a party, or by which any Company is bound.

(iv) This Agreement is valid and enforceable against each Company in accordance with its terms, and each instrument to be executed by each Company pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against each Company in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors’, rights generally.

(v) No written notice has been received by either Seller or any Company from any insurer, or from any Existing Lender, with respect to any defect which materially and adversely affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

(vi) Except as set forth on Schedule 6, neither any Company nor any Seller has received any notice that any Property, or the current use, occupation or condition thereof, violate(s) any applicable laws, orders, ordinances, and/or regulations from any governmental authority, including without limitation any Environmental Law, or any order of any governmental agency relating to any Property and/or the use and/or legal occupancy thereof, or any applicable deed restrictions or other covenant, easement or agreement pertaining to any Property (including, without limitation, any of the Permitted Exceptions).

(vii) Other than the Service Contracts set forth in Schedule 3 attached hereto, there are no other agreements with respect to services or materials being provided or to be provided to any of the Properties; and true and complete copies of all Service Contracts have been delivered to Buyer prior to the Effective Date.

(viii) Each of the Service Contracts is in full force and effect; to Seller's knowledge Seller is not in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default by either Seller thereunder.

(ix) Except as set forth on Schedule 6, neither any Company nor any Seller has received any notice that the current use, operation or occupancy of any part, or all, of any Property violates any applicable certificate of occupancy, operating permit or licenses required by any relevant governmental authority for the lawful use, operation and occupancy of such Property.

(x) Except as set forth on Schedule 5, there is no action or proceeding pending, or, to the knowledge of each Company and each Seller, threatened, against a Company, or a Property, by or before any court or governmental department, commission, board, agency or instrumentality; and any litigation in connection with the actions, proceeding or investigations set forth in Schedule 5 is covered by insurance currently in place by the Sellers.

(xi) All financial information about each Property, each Seller and each Company heretofore or hereafter furnished by any Company and/or any Seller to Buyer is, and shall be, true, complete and correct in all material respects as of the date therein specified.

(xii) Neither any Company nor any Seller has received notice of any Federal, state, county or municipal plan to change the highway or road system in the vicinity of any Property, or to restrict or change access from any such highway or road to any Property, or notice of any pending condemnation or eminent domain proceedings relating to or affecting any Property.

(xiii) To the knowledge of each Company and each Seller, there are no trade or assumed names affecting or identifying any Property other than the Trade Names.

(xiv) No Company has (1) made a general assignment for the benefit of its creditors; (2) admitted in writing its inability to pay its debts as they mature; (3) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (4) become generally unable to meet its financial obligations as they mature.

(xv) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of any Company, or the debts of any Company, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for any Company or any Property.

(xvi) The rent roll delivered to the Buyer (“Rent Roll”) for each Property is true, correct and complete in all material respects as of the date set forth thereon.

(xvii) True and complete copies of all Leases have been made available to Buyer.

(xviii) Except in connection with the Existing Loans and related security interests, if applicable, which will be satisfied at the Closings, the Company has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases.

(xix) The Rent Roll accurately includes each tenant's name, a description of the dwelling unit leased by such tenant, the amount of rent due monthly from such tenant, the amount of the security deposit, if any, paid by such tenant (collectively, the "Security Deposits”), and the expiration date of the term of such Lease.

(xx) Except as indicated on the Rent Roll: (1) each Lease is in full force and effect; (2) all rents are being paid and are current (within 15 days of their due date); and (3) no tenant has paid any rent for more than one month in advance; (4) no tenant is entitled to any free rent, abatement of rent or similar concession.

(xxi) As of the Effective Date, the Security Deposits under the Leases are as set forth in the Rent Roll.

(xxii) No brokerage commission or other compensation is payable (or will, with the passage of time, or occurrence of any event, or both, be payable) with respect to any Lease.

(xxiii) To the knowledge of each Company, such Company has complied in all material respects with all of the requirements of the relevant laws regarding the holding of tenant security deposits.

(xxiv) Except: (i) for liabilities and obligations incurred in the normal course of business of each Company as disclosed in Schedule 4 attached hereto; and (ii) as otherwise disclosed in this Agreement, each Company has no material liability or obligation of any nature which in any way materially affects or is related to any Property or Personal Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

(xxv) Each Seller has caused or will cause all notices, reports and returns of Taxes, if any, of each Seller and each Company with respect to pre-Closing Date periods to be timely filed, and all income and other tax liability for pre-Closing Date periods has been satisfied by the Company or, with respect to pre-Closing Date tax returns not yet prepared and/or filed, will be satisfied by each Seller. All such income and other tax returns were and will be true, correct and complete in all material respects. No Seller has received written notice of, and has no knowledge of, a pending or threatened appeal in connection with any tax returns of any Company and to each of Seller’s knowledge there are no pending or threatened audits, examinations or other administrative proceedings in connection with any tax returns of any Company.

(xxvi) Except as set forth on tax bills for each Property, which will be provided to Buyer in connection with its due diligence, there are no special or other assessments for public improvements or otherwise now affecting any Property, nor, to the best knowledge of each Seller and each Company, does such Company know of (i) any threatened special assessments which would affect any Property, or (ii) any contemplated improvements affecting any Property that may result in a special assessment against any Property.

(xxvii) The insurance certificates listed in Schedule 9 attached hereto are the full and complete list of the insurance policies regarding each Property and such insurance policies are currently in full force and effect and have not been modified, supplemented, or amended, except as indicated in such Schedule 9; and Seller shall keep and maintain same in full force and effect until the Closing Date.

(xxviii) The insurance loss run history reports on each Property listed in Schedule 10 attached hereto are the full and complete lists of claims made during the past three (3) years in connection with each Property.

(xxix) Attached hereto as Schedule 11 is a true, complete and accurate copy of the Koppy Lease (as defined in Section 34 below).

(b) Each Seller represents and warrants that each of the following is true, complete and accurate as of the Effective Date, and will be true, complete and accurate as of the Closing Date:

(i) Home Properties is the legal and beneficial owner of all Interests in the HP Companies. Home Properties has not sold, transferred, or encumbered any or all of the Interests in the HP Companies and there does not currently exist any subscription agreement or other rights to obtain, control, or otherwise encumber such Interests. Home Properties holds, and has the complete and unrestricted power and authority, and the unqualified right and legal capacity, to sell, assign, transfer and deliver to Buyer, good and marketable title to the Interests in the HP Companies, free and clear of any and all liens, claims, encumbrances, voting rights, agreements and restrictions on transfer.

(ii) Home Properties WMF is the legal and beneficial owner of all Interests in the HP WMF Companies. Home Properties WMF has not sold, transferred, or encumbered any or all of the Interests in the HP WMF Companies and there does not currently exist any subscription agreement or other rights to obtain, control, or otherwise encumber such Interests. Home Properties WMF holds, and has the complete and unrestricted power and authority, and the unqualified right and legal capacity, to sell, assign, transfer and deliver to Buyer, good and marketable title to the Interests in the HP WMF Companies, free and clear of any and all liens, claims, encumbrances, voting rights, agreements and restrictions on transfer.

(iii) The Interests are not represented by a certificate and are not subject to Article 8 of the Michigan Uniform Commercial Code. No Seller has received written notice of any litigation, arbitration or similar proceeding that is pending or threatened with respect to the Interests.

(iv) Home Properties is duly organized, validly existing and in good standing under the laws of the State of New York, is qualified and in good standing in the State of Michigan and has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to own, lease and carry on its business as it is now being conducted.

(v) Home Properties WMF is duly organized, validly existing and in good standing under the laws of the State of New York, is qualified and in good standing in the State of Michigan and has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to own, lease and carry on its business as it is now being conducted.

(vi) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by either Seller will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which either Seller is a party, or by which either Seller is bound.

(vii) This Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of each Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

(viii) Each instrument to be executed and delivered by either Seller pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors’ rights generally.

(ix) There is no litigation, proceeding or investigation pending, or, to the best knowledge of each Seller, threatened, against or affecting either Seller, that might affect the validity of this Agreement, or any action taken, or to be taken, by either Seller, pursuant to this Agreement, or that might have a material adverse effect on the business of either Seller.

(x) Home Properties, and not any Company or Home Properties WMF, is the sole employer of each of the employees at each Property. Neither Home Properties WMF nor any Company employs or has in the past employed any employees.

(xi) Schedule 8 of this Agreement sets forth the title, base salary and guaranteed bonus of each individual (each, an “Employee”) working at the Properties as of the Effective Date; except as set forth on Schedule 8 of this Agreement, neither Seller nor any Company is a party to any written employment contract with any of the Employees.

(xii) There are no contracts with any labor union or association representing any employees of any Company or any employees employed in connection with the Properties.

(xiii) Each Seller has delivered or will deliver to Buyer, within five (5) days after the Effective Date, true, correct and complete copies of the organizational documents (operating agreement and articles of organization and all amendments thereto) for each Company existing as of the Effective Date, as well as the form of Articles of Organization and Operating Agreement for each Company not existing as of the date hereof, with remaining Company organizational documents to be delivered to Buyer within five (5) days after expiration of the Due Diligence Period, provided this Agreement has not been terminated.

(xiv) Each Seller will transfer its respective Interests to Buyer at the Closing, free and clear of any liens, charges, encumbrances or adverse claims of any kind.

(xv) At the Closing, each Company shall own its respective Property, subject only to the Permitted Exceptions.

(xvi) Other than as set forth on the balance sheet to be delivered at the Closing, as of the Closing Date, each Company will not have any unpaid liabilities (actual or contingent, monetary or non-monetary, direct or indirect, matured or unmatured) or obligations, whether due or to become due, other than those to be paid at the time of settlement, and real estate taxes and current trade payables or similar operating expenses to be prorated in accordance with the terms of this Agreement.

(c) All of the representations and warranties of each Seller and each Company set forth in this Agreement shall be true and correct in all material respects at the Effective Date, and (except as disclosed in writing by Sellers at or before the Closing and approved in writing by Buyer, in Buyer’s sole discretion), all shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all material respects as of the Closing Date. In the event Buyer learns of any facts that render any part of any representations or warranties of either Seller or any Company untrue, and Buyer fails to exercise its rights under Section 9 and 21(a) below then Buyer shall be deemed to have waived any right to object thereto and Seller shall have no indemnification obligation pursuant to Section 7 with respect thereto.

(d) As used in this Agreement, the phrase “to the knowledge of the Company or a Seller” or phrases of similar import mean and are limited to the actual current knowledge, without duty of investigation except for inquiry of the regional property managers in charge of each of the Properties, of John Scharlock (Vice President, Dispositions) and Don Denny (Regional Vice President) (collectively, the “Representing Parties”) and not to any constructive knowledge of any of the foregoing individuals or of any Company, Home Properties, or any affiliates thereof, or to any officer, agent, representative, or employee of Home Properties or HME.

(e) Except as expressly provided in this Agreement, Home Properties has not made any representations and/or warranties regarding the Properties or the Interests, and, except as expressly set forth in this Agreement, Buyer shall, at the Closing, accept the Properties and the Interests in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by any Company or Home Properties or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of any Company, Home Properties as to the condition or repair of any Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect any Property or the condition, repair, value, expense of operation or income potential of any Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the schedules and exhibits hereto annexed, which alone fully and completely express their agreement, and neither party is relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the exhibits annexed hereto. Buyer acknowledges that with respect to the condition of the Properties, and except as expressly set forth in this Agreement, will rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by any Company or Home Properties to Buyer. Buyer acknowledges that it and its representatives (including environmental consultants, architects and engineers) are to be afforded the right and opportunity to enter upon the Properties and to make such inspections of the Properties and matters related thereto, including the conduct of soil, environmental and engineering tests, as Buyer and its representatives desire, subject to the provisions of Section 11 of this Agreement.

Buyer represents that it is knowledgeable in real estate matters and that upon completion of the inspections contemplated or permitted by this Agreement, Buyer will have made all of the investigations and inspections Buyer deems necessary in connection with its purchase of the Properties, and that, except as expressly set forth in this Agreement, approval by Buyer of such inspections or failure to terminate this Agreement pursuant to the terms hereof will be deemed to be approval of Buyer without reservation of all aspects of this transaction, including but not limited to the physical condition of the Properties.

7.	SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION; FUTURE LIABILITIES.

(a) All of the representations and warranties of each Seller and each Company set forth in this Agreement, including, without limitation, the indemnities set forth in subparagraph (b) below, shall survive the Closing for a period equal to six (6) months following the Closing, and shall not be deemed to have merged in any document delivered at the Closing. Any Claim (as defined subparagraph (b) below) shall be brought, if at all, within six (6) months from the Closing Date or thereafter be forever barred. Neither Seller shall have any liability to Buyer for any Claim (as defined in subparagraph (b) below) unless the valid Claims collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000), in which event the full amount of Buyer’s actual damages shall be actionable, up to an aggregate amount not to in any event exceed Two Million and No/100 Dollars ($2,000,000). In no event shall Buyer be entitled to seek or obtain any other damages of any kind, including without limitation consequential, indirect or punitive damages.

(b) Subject to the limitations set forth in subparagraph (a) above, each Seller, jointly and severally, indemnify, shall hold harmless and defend the Buyer and the Companies and their respective successors and assigns from and against any and all demands, obligations, assessments, losses, costs, claims, liabilities, judgments, and damages (including, without limitation, reasonable attorneys' and accountants’ fees and any costs reasonably incurred in investigating, preparing or defending against or prosecuting any litigation or claim) (referred to hereinafter individually as a “Claim” or collectively as “Claims”), relating or attributable to:

(i) a material breach of any of the representations and/or warranties of either Seller set forth in this Agreement;

(ii) any Excluded Liabilities; and

(iii) the litigation identified on Schedule 5; and

(iv) any matter that occurred or any liability or obligation that accrued with respect to any Property or any Company prior to the Closing Date.

Subject to the limitations set forth above, the Sellers shall pay any Claim promptly upon demand for payment by Buyer, together with evidence reasonably documenting the amount and nature of the Claim and the date of accrual. The foregoing indemnification shall terminate and be of no further force and effect as of six (6) months following the Closing Date, except to the extent that there are any pending Claims, in which event this indemnification shall continue with respect to such pending Claims until the same are fully settled.

(c) Notwithstanding anything to the contrary set forth herein, Buyer shall be responsible for all activities, operations, debts, liabilities and claims against each Property and each Company which arise and result from occurrences from and after the Closing.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER.

(a) Buyer represents and warrants that each of the following is true, complete and accurate in all material respects as of the Effective Date, and shall be true, complete and accurate in all material respects as of the Closing:

(i) Buyer has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to acquire and own the Interests, and manage each Property after Closing.

(ii) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Buyer, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, shall conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which Buyer is a party, or by which Buyer is bound.

(iii) This Agreement, once duly executed and delivered, shall constitute a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

(iv) Each instrument to be executed and delivered by Buyer pursuant to this Agreement, or in connection herewith, shall, when executed and delivered, be valid and enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

(v) There is no litigation, proceeding or investigation pending, or, to the best knowledge of Buyer, threatened, against or affecting Buyer that might affect the validity of this Agreement, or any action taken, or to be taken, by Buyer pursuant to this Agreement, or that might have a material adverse effect on the business of Buyer.

(b) All of the representations and warranties of Buyer set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing, and shall not be deemed to have merged in any document delivered at the Closing.

(c) Buyer agrees to indemnify Sellers, and hold harmless and defend them, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of Buyer set forth in this Agreement. In no event shall any Seller be entitled to seek or obtain any consequential, indirect or punitive damages.

9.	CONDITIONS TO THE OBLIGATIONS OF BUYER.

a. Without limiting any of the rights of Buyer elsewhere set forth in this Agreement, it is agreed that the obligations of Buyer under this Agreement to purchase and pay for the Interests shall be subject to the satisfaction on or prior to the Closing of the following conditions ("Buyer’s Conditions"):

(i) All of the representations and warranties of each Seller and each Company set forth in this Agreement shall be true, accurate and correct in all material respects as of the Closing Date (as if made on the Closing Date).

(ii) Each Seller shall have delivered all of the documents and other items required to be delivered by each Seller under the terms of this Agreement.

(iii) Each Seller shall have fulfilled such other conditions to the Closing as are set forth in this Agreement.

b. Each of the Buyer’s Conditions is for the benefit of Buyer, and, accordingly, any such condition may be waived by Buyer at any time.

c. Buyer may not rely on the failure of any condition set forth in this Section 9 to be satisfied if such failure was caused by Buyer’s failure to act in good faith or otherwise in accordance with this Agreement.

10.	CONDITIONS TO THE OBLIGATIONS OF SELLERS.

(a) Without limiting any of the rights of Sellers elsewhere set forth in this Agreement, it is agreed that the obligations of Sellers under this Agreement to sell, transfer, assign and deliver the Interests shall be subject to the satisfaction on or prior to the Closing of the following conditions (the "Sellers' Conditions"):

(i) All of the representations and warranties of Buyer set forth in this Agreement shall be true, accurate and correct in all material respects as of the Closing Date (as if made on the Closing Date).

(ii) Buyer shall have delivered all of the documents and other items required to be delivered by Buyer under the terms of this Agreement.

(iii) Buyer shall have fulfilled such other conditions to Closing as are set forth in this Agreement.

(b) Each of Sellers' Conditions is for the benefit of Sellers and, accordingly, any such condition may be waived by either Seller at any time.

(c) Seller may not rely on the failure of any condition set forth in this Section 10 to be satisfied if such failure was caused by Seller’s failure to act in good faith or otherwise in accordance with this Agreement.

11.	INSPECTION PERIOD.

Subject to the rights of existing tenants at the Property, Buyer shall have a period commencing on the Effective Date hereof and ending on May 12, 2006 at 3 p.m. Eastern Standard Time (the "Due Diligence Period") within which to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice to undertake the following with respect to each Property: (i) to inspect any document related to each Property, including, without limitation, all Leases and related documents, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements, and (ii) to inspect, examine, survey, appraise and obtain engineering and inspection reports with respect to each Property, and otherwise to do all that, which, in the opinion of Buyer is necessary to determine the condition and value of each Property for the uses intended by Buyer; provided, however, that Buyer has received environmental reports from Home Properties and Buyer shall not conduct any additional environmental study of any Property without the prior written consent of Home Properties. Buyer may terminate this Agreement for any reason or no reason by written notice to Sellers given prior to expiration of the Due Diligence Period, in which event the Earnest Money Deposit shall be returned immediately to Buyer, and this Agreement shall, thereafter, be deemed null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, except for those provisions that expressly survive the termination of this Agreement. If not so terminated by Buyer then this Agreement shall continue in full force and effect according to its terms and the Earnest Money Deposit shall be nonrefundable except as otherwise expressly set forth herein. Buyer shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports and surveys, and all financial and Lease audits. Buyer shall indemnify and hold Home Properties and the relevant Company harmless from and against any and all loss, claims, damage and expense arising out of entry by Buyer and its agents onto any Property and any testing performed thereon. Buyer shall repair any damage which it may cause as a result of any such entry and testing. Buyer shall cause its entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to staff and tenants at the Properties.

12.	TITLE.

(a) At the Closing each Company shall hold fee simple title to its respective Property free and clear of all liens, charges and encumbrances, except the Permitted Exceptions. Nothing set forth in this subparagraph shall limit Buyer’s right to review and object to the Permitted Exceptions as set forth in subsection (e) below.

(b) The obligation of Buyer to complete the transaction described in this Agreement is conditioned upon the delivery to Buyer of an owner’s policy of title insurance with respect to each Property insuring that, as of the Closing, title to each Property is not subject to any liens or encumbrances, other than the Permitted Exceptions.

(c) Sellers have delivered to Buyer the current survey of each Property.

(d) Sellers have delivered to Buyer, at Sellers' sole cost and expense, with respect to each Property, a copy of its owner’s title insurance policy and a commitment for an owner’s policy of title insurance from the Title Company. Sellers shall deliver to Buyer, at Sellers' sole cost and expense, all UCC and other customary searches of Sellers and the Companies within 15 days after the Effective Date.

(e) If any title commitment, search or survey discloses exceptions to title other than the Permitted Exceptions, or any other matter which does not conform to the requirements of this Agreement, or if any Permitted Exception, in Buyer’s reasonable judgment, renders title to the Property unmarketable or materially adversely affects the use and operation of the Property as an apartment complex, then Buyer shall so notify Sellers in writing, such notice to be furnished to Sellers, if at all, not later than the end of the Due Diligence Period (“Title Review Period”).

(f) Sellers shall have the right, but not the obligation (except as otherwise set forth below), within fifteen (15) days from the date of receipt of such notice from Buyer (the "Correction Period”), to have each such unpermitted exception to title removed, or to correct each such other matter, in each case to the reasonable satisfaction of the Buyer. Buyer shall have no obligation to close within the Correction Period unless Sellers shall have caused the unpermitted exception to be removed or corrected to the reasonable satisfaction of Buyer. If, within the Correction Period, Sellers fail to have each such unpermitted exception removed, or to correct each such other matter as aforesaid, Buyer may terminate this Agreement with respect to any affected Property by notice given to the other within fifteen (15) days after the expiration of the Correction Period and the provisions of Section 33 shall apply. In the event no such termination notice is given within the aforementioned period, then Buyer shall be deemed to have terminated this Agreement with respect to the affected Property. Any exception to title (other than a Permitted Exception), or any other matter which does not conform to the requirements of this Agreement, to which the Buyer does not object, as aforesaid, shall be deemed approved by Buyer, and shall be deemed to be an additional Permitted Exception. Notwithstanding anything to the contrary contained herein, Sellers shall be obligated to remove the Required Exceptions.

13.	CLOSING.

If this Agreement shall not have been terminated by Sellers or Buyer, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the conveyance of the Interests of the Companies (the "Closing") shall occur on June 14, 2006 (such date being hereinafter referred to as the “Closing Date”). The Closing shall be an escrow-type closing, with documents and funds delivered to the Title Company, at such time, or at such other place, as may be mutually agreed upon by the parties.

14.	CLOSING DOCUMENTS.

(a) At or prior to the Closing, Sellers shall deliver to Escrow Agent the following for each Company/Property, each of which shall be in form and substance reasonably satisfactory to Buyer:

(i) an owner’s title affidavit, and all other affidavits, certificates or other documents reasonably and customarily required by the Title Company in order to cause it to issue an owner’s title policy for each Property in the form and condition required by this Agreement, including, without limitation, a non-imputation endorsement;

(ii) an update of the Rent Roll pertaining to each Property (including a listing of all delinquent and prepaid rents, and all security deposits (including all interest due to tenants pursuant to applicable law), dated as of (or as close as reasonably practicable to) the Closing Date, and represented and certified by Sellers to be true, accurate, complete and correct in all material respects;

(iii) to the extent in the possession of each Company, all of the original Leases and Service Contracts, such materials to remain at the rental office and need not be brought to closing;

(iv) all keys to the Property in the possession of each Company, which shall remain at the rental office and need not be brought to closing;

(v) duly executed certificates of title, and other transfer documents, with regard to any vehicle owned by Sellers;

(vi) a certified copy of the organizational documents of each Company (any Company whose name includes “Home Properties” may be renamed prior to Closing to omit “Home Properties,” and a new name will be selected by Buyer), good standing certificate and Certificate of Secretary and Resolutions of HME evidencing the authority of HME, Home Properties, Home Properties WMF and each Company to close the transaction as described herein and such other evidence of Sellers' authority as the Title Company may reasonably request;

(vii) a letter to each of the tenants in each Property advising them of the change of beneficial ownership of each Property, and the transfer of the Security Deposits, and directing that rentals or other payments thereafter be paid to a payee designated by Buyer;

(viii) such existing maintenance records in regard to the Property which Buyer may request not later than five (5) days prior to the Closing Date (which shall be delivered at the Property);

(ix) signed notices to each utility service provider, advising of the change in beneficial ownership of such Property;

(x) an Assignment and Assumption of the Interests in each Company, duly executed by the applicable Seller, as the case may be, in the form attached hereto as Exhibit D (“Assignment of Interests”);

(xi) an executed Post-Settlement Consultation Agreement in the form attached hereto as Exhibit C (“Consultation Agreement”);

(xii) an assignment and assumption of all Service Contracts not in the name of the Companies, if necessary (“Assignment of Other Service Contracts”); and

(xiii) a closing statement (the "Closing Statement").

(b) At the Closing, Buyer shall deliver to Escrow Agent the following, each of which shall be in form and substance reasonably satisfactory to Sellers:

(i) an executed counterpart of the Assignment of Interests and the Assignment of Other Service Contracts;

(ii) an executed counterpart of the Consultation Agreement, together with the consideration specified therein;

(iii) a receipt for the Security Deposits acknowledged by the deduction described in Section 15(d); and

(iv) an executed counterpart of the Closing Statement.

15.	ADJUSTMENTS.

(a) At the Closing, the items set forth below with respect to each applicable Property/Company shall be adjusted between Buyer and Sellers as of the date of the Closing Date (it being understood that Buyer shall have the benefit of monies received and expenses incurred on the date of Closing) and shall be paid in cash at Closing:

(i) Real estate and personal property taxes on the usual and customary “due date” basis;

(ii) rents under the Leases for the relevant month, as and when collected;

(iii) coin operated laundry concession income;

(iv) charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at the Closing Sellers shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefore shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued;

(v) amounts paid or payable under the Service Contracts at the Closing;

(vi) any payments or other monetary consideration or inducements received by either Seller or any Company for contracts or other agreements, other than Leases, entered by either Seller or any Company prior to the Closing with respect to any Property, if any, which shall be apportioned on the basis of the amortization of such payments or other monetary consideration or inducements over the term of such contracts; and

(vii) such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

(b) Rents which are due and payable by any tenant under the Leases but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by any Company after the Closing Date shall be applied first to any due but unpaid rentals accruing subsequent to the Closing Date, and then to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and then to any rents due and unpaid prior to the Closing Date. Subject to the preceding sentence, all rent collected after the Closing for any period prior to the Closing shall belong to Sellers, and if paid to Buyer, Buyer shall promptly send such rent to Sellers, less all reasonable expenses incurred by Buyer, if any, in regard to the collection thereof. At the Closing, Sellers shall deliver to Buyer a schedule of all such past due, but uncollected rents owed by tenants. All rents collected by any Seller or any Company, prior to the Closing, for rental period(s) subsequent to the Closing shall be paid by Sellers or such Company to Buyer at the Closing or deducted as an adjustment at the Closing. All rents collected by Buyer or Sellers for rental periods after the Closing shall belong to Buyer, and if paid to any Seller or any Company, Sellers shall promptly send such rent to Buyer.

(c) Sellers shall provide Buyer, no later than five (5) Business Days prior to the Closing, with all adjustments applicable for the Closing. Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of ninety (90) days after the Closing Date.

(d) Buyer shall receive a credit at Closing in an amount equal to the aggregate amount of the Security Deposits (with interest as required by applicable law) shown on the updated Rent Roll provided by Sellers.

(e) Sellers shall be responsible for, and shall make arrangements for payment of, all amounts due up to the Closing Date for employees’ salaries, accrued vacation pay, withholding and payroll taxes, and other benefits, and any management fee affecting any Property or any Company (Sellers may utilize one or more payroll periods after the Closing to finalize these payments). Buyer shall be responsible for all such expenses for all employees hired by Buyer or its management company commencing upon the Closing Date.

(f) In the event any reserves or escrows held in connection with any Existing Loan are refunded after the Closing, such funds shall belong to Sellers, and, if received by Buyer or any Company, such funds shall be immediately delivered to Sellers.

16.	POSSESSION.

Upon completion of the Closing, each Company shall remain in full and complete possession of its applicable Property, subject only to the Permitted Exceptions.

17.	CONDEMNATION AND DESTRUCTION.

(a) If, prior to the Closing Date, any Property or any major part of any Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then Sellers shall notify Buyer of such fact (“Taking Notice”). Buyer may terminate this Agreement with respect to any affected Property by written notice to the other given not later than fifteen (15) business days after receipt of the Taking Notice and the provisions of Section 33 shall apply. In the event that no such termination notice is given within the aforementioned period, then Buyer shall be deemed to have agreed to accept title to any affected Property (other than the portion so taken), without abatement of the Purchase Price, in which event the Company shall be entitled to receive and keep, and Sellers shall waive all rights to, all amounts awarded, or to be awarded, as the result of the taking.

(b) In the event any minor part of any Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then Sellers shall send a Taking Notice and Buyer shall accept title to any such affected Property without abatement of the Purchase Price and the Company shall be entitled to receive and keep, and Sellers shall waive all rights to, all amounts awarded, or to be awarded, as the result of the taking.

(c) If, prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, then Sellers shall notify Buyer of such fact (“Damage Notice”). Buyer may terminate this Agreement with respect to any affected Property by notice given not later than fifteen (15) business days after receipt of the Damage Notice and the provisions of Section 33 shall apply. In the event no such termination notice is given within the aforementioned period, then Buyer shall be deemed to have agreed to accept title to any affected Property without abatement of the Purchase Price, in which event the Company shall receive and keep, and Sellers shall assign any and all rights to, the insurance proceeds awarded or to be awarded to Sellers as the result of such damage or destruction, giving Buyer a credit at the Closing for any deductible under the insurance policy, less any amounts paid for restoration.

(d) In the event there is damage to or destruction of an immaterial part of any Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by the affected Company, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then Sellers shall have the right to extend the Closing Date until such repairs shall have been completed, not in excess of sixty (60) days. Notwithstanding Sellers’ election to delay the Closing, Buyer shall have the right to close on the original Closing Date provided Buyer accepts title to the affected Property(ies) without abatement of the Purchase Price, in which event the Company shall receive and keep, and Sellers shall assign any and all rights to, the insurance proceeds awarded or to be awarded to Sellers as the result of such damage or destruction, giving Buyer a credit at Closing for any deductible under the insurance policy, less any amounts paid for restoration. In the event Sellers does not elect to delay Closing, or if the Closing is delayed and Sellers is unable to repair the damage or destruction by the extended Closing Date, then Buyer or Home Properties may terminate this Agreement with respect to any affected Property and the provisions of Section 33 shall apply. Notwithstanding the foregoing, Buyer waives any right to terminate this Agreement with respect to Oak Park Manor, which has a fire damaged unit, as described in Section 32 below.

(e) A “major” part of any Property shall be deemed to have been taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) if such taking shall result in the loss of any apartment units or shall materially interfere with the use of the Property as an apartment complex, and a “minor” part of any Property shall be deemed to have been taken if such taking shall not result in the loss of any apartment units and shall not materially interfere with the use of the Property as an apartment complex (such as a road widening).

(f) An "immaterial" part of any Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $1,000,000, or less, and a "material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $1,000,000.

18.	BROKER'S COMMISSION.

Buyer and Sellers each represent to the other that the transaction described in this Agreement was not brought about or assisted in any way by any broker, firm or salesman, or other person or persons acting or functioning as, or in a role similar to a broker except for CB Richard Ellis ("Broker"). At Closing, Sellers shall pay Broker a commission pursuant to a separate agreement. Buyer agrees that should any claim be made for a commission or other compensation with regard to this transaction by any broker claiming through Buyer, other than a broker engaged in writing by Sellers, Buyer shall have the sole responsibility for paying any such claim, and shall indemnify and hold harmless Sellers from and against any such claim of any such broker, and all liabilities and expenses in connection therewith, including court costs and attorneys, fees and expenses. Sellers agree that should any claim be made for a commission or other compensation with regard to this transaction by any broker claiming through Sellers, other than Broker or a broker engaged in writing by Buyer, Sellers shall have the sole responsibility for paying any such claim, and shall indemnify and hold harmless Buyer from and against any such claim of any broker, and all liabilities and expenses in connection therewith, including court costs and attorneys, fees and expenses. The provisions of this Section shall survive Closing and any termination of this Agreement.

19.	EARNEST MONEY DEPOSIT.

At the Closing, the Earnest Money Deposit shall, at Buyer’s option, be returned to Buyer or applied to the Purchase Price payable for the Interests. As used anywhere in this Agreement, the term “Earnest Money Deposit” shall include any interest or earnings thereon.

20.	COOPERATION.

At all times during the term and pendency of this Agreement, Sellers shall cooperate fully with Buyer (but with no obligation to incur cost or expense in connection therewith) in all reasonable manner in providing books, records and other documentation for review, including, without limitation, all Leases and related documents, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts, and annual and monthly operating statements relating to each Property, and in the possession of, or reasonably available to Sellers. Subject to existing tenant leases, each Company shall provide access to its Property for all physical inspections required by Buyer. Buyer shall conduct itself and its examinations in a manner to minimize disruption to the staff and tenants of each Property.

21.	DEFAULTS AND REMEDIES.

(a) If Sellers fail or refuse to perform in accordance with the terms of this Agreement, including, without limitation, the failure to satisfy any of Buyer’s Conditions set forth in Section 9, other than due to a default by Buyer under this Agreement or termination of this Agreement by Buyer or Seller pursuant to a right to do so in accordance with the provisions of this Agreement, then Buyer shall have the right to either: (i) sue Sellers and the Companies and seek enforcement of this Agreement by decree of specific performance, in which event Sellers shall reimburse Buyer for its costs and expenses (including without limitation reasonable attorneys’ fees and disbursements); or (ii) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Buyer, and Buyer shall, in addition, be entitled to reimbursement by Sellers of all actual out-of-pocket due diligence and financing costs (including, without limitation, attorney's fees and disbursements) incurred by Buyer in connection with the proposed acquisition and financing of the Interests up to an aggregate amount not to in any event exceed One Million and No/100 Dollars ($1,000,000), after the payment of which this Agreement shall be deemed null, void, and of no further force or effect between the parties, except for such provisions that, pursuant to the terms of this Agreement, are expressly made to survive the termination of this Agreement.

(b) If Buyer fails or refuses to perform in accordance with the terms of this Agreement, including, without limitation, the failure to satisfy one or more of Sellers’ Conditions set forth in Section 10, other than due to a default by either Seller under this Agreement or termination of this Agreement by Buyer or Seller pursuant to a right to do so in accordance with the provisions of this Agreement, then Sellers shall have the right to terminate this Agreement, in which event the Earnest Money Deposit shall be forfeited to Sellers and this Agreement shall be deemed null, void, and of no further force or effect between the parties, except for such provisions that, pursuant to the terms of this Agreement, are expressly made to survive the termination of this Agreement. In that regard, Buyer acknowledges and agrees that (i) the Earnest Money Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by Sellers as a result of having subjected the Interests to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by Sellers as a result of such failure of Buyer to close under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to Buyer’s failure to close under this Agreement; and (iv) the Earnest Money Deposit shall be and constitute valid liquidated damages.

22.	CONFIDENTIALITY.

Prior to Closing, both Sellers and the Buyer agree to keep this Agreement confidential, and not to disclose its contents to anyone except their respective lenders, legal counsel and accountants, except that Sellers may make such public announcement regarding the transaction contemplated by this Agreement as may, in its judgment, be required by or appropriate under securities laws and regulations. Buyer understands that this Agreement may be filed as an exhibit to such announcement but only if such action is required by applicable securities laws and regulations, and then only to the extent that it is required by such laws and regulations. From and after expiration of the Due Diligence Period (provided this Agreement has not been terminated by either party) until the Closing, Sellers shall use reasonable efforts to provide draft press releases relating to the transaction described herein to Buyer prior to issuance, provided that Seller shall have no obligation to change the press release or alter the timing of issuance based on any comments received from Buyer.

23.	RISK OF LOSS.

Until the Closing, the risk of loss or damage to all or any part of any Property, from fire or other casualty, or from condemnation, shall be borne by each Company and Sellers, subject to the terms of this Agreement.

24.	NOTICES.

(a) All notices, demands, or requests made and/or given pursuant to, under, or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made and/or given, by postage prepaid, certified or registered mail, return receipt requested, by nationally recognized courier service, by telecopy with confirmation of receipt or by personal delivery, as follows:

(i) if to the Buyer:

THE LIGHTSTONE GROUP, LLC
326 Third Street
Lakewood, NJ 08701
Attention: Mr. Martin J. Sumner
Telecopy: (732) 942-2401

With copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016
Attention: Sheldon Chanales, Esq.
Telecopy: (212) 592-1500

(ii) if to Sellers or any Company:

c/o Home Properties
850 Clinton Square
Rochester, New York 14604
Attention: John Scharlock, Vice President
Telecopy: (585) 546-5433

With copy to:

Kathleen K. Suher, Esq.
c/o Home Properties
850 Clinton Square
Rochester, New York 14604
Telecopy: (585) 340-5949

(b) Any such notice, demand or request shall be deemed to have been rendered or given on the date of receipt, in the case of delivery by courier service, telecopy or personal delivery, or three (3) business days after mailing.

25.	ASSIGNMENT.

Neither this Agreement nor any interest hereunder shall be assigned or transferred by Buyer or Sellers, except: (a) as provided in Section 26 below; and (b) Buyer may assign its rights hereunder to an affiliate which is owned or controlled by the original Buyer or Buyer’s principals, provided Buyer notifies Sellers of such assignment not less than ten (10) days prior to the Closing. In no event may Buyer assign any of its rights hereunder to an unrelated party.

26.	TAX DEFERRED EXCHANGE.

(a) Seller has advised Buyer of its intention to effect tax deferred exchanges pursuant to Section 1031 of the Internal Revenue Code in connection with the sale of the Interests in one or more of the Companies. Seller may assign all or part of its rights under this Agreement to a Qualified Intermediary of Seller’s choice for the purpose of completing such exchanges. Buyer agrees to cooperate with Seller and Qualified Intermediary with respect to such exchange and agrees to execute all documentation required to effectuate such exchange; provided, however, that: (a) Buyer shall not incur additional liability or costs as a consequence of Seller’s exchange activities; (b) Buyer shall not be obligated to delay, or agree to the delay of, the Closing as a result of Seller’s contemplated exchange activities; and (c) Seller shall indemnify and hold Buyer harmless from any and all liability, claims, losses or actions which Buyer incurs or to which Buyer may be exposed as a result of Buyer’s participation in the contemplated exchange. Buyer makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 and Buyer shall have no responsibility, obligation or liability with respect to the tax consequences to Seller. This Agreement is not subject to or contingent upon Seller’s ability to effectuate a contemplated exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Interests shall nonetheless be consummated as otherwise provided in this Agreement.

(b) In the event that Buyer wishes to enter into a Section 1031 tax deferred exchange in connection with the Interests in one or more of the Companies, Sellers agree to cooperate with Buyer in connection with such exchange, including the execution of such documents as may be reasonably necessary to effectuate the same provided that: (a) Sellers shall not incur any additional liability or cost as a consequence of Buyer's exchange activities; (b) Sellers shall not be obligated to delay, or agree to the delay of, the Closing as a result of Buyer's contemplated exchange; and (c) Buyer shall indemnify and hold Sellers harmless from any and all liabilities claims, losses or actions which Sellers incur or to which Sellers may be exposed as a result of Sellers’ participation in the contemplated exchange. Sellers makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under Section 1031 and Sellers shall have no responsibility, obligation or liability with respect to the tax consequences to Buyer. This Agreement is not subject to or contingent upon Buyer's ability to effectuate a contemplated exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Interests shall nonetheless be consummated as otherwise provided herein this Agreement.

27.	GOVERNING LAW.

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Michigan applicable to contracts made and to be performed wholly within the State of Michigan without giving effect to the conflicts-of-laws principles thereof.

28.	ENTIRE AGREEMENT; AMENDMENT.

This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

29.	WAIVER.

No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

30.	ARTICLE HEADINGS.

The headings of the various sections of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

31.	MISCELLANEOUS.

(a) This Agreement may be executed in several counterparts, each of which, when taken together, shall be deemed an original and constitute one and the same document.

(b) This Agreement may be executed by facsimile signature, and delivery by a party hereto of the facsimile signature of such party shall have the same force and effect as the delivery of an original signature of such party.

(c) Sellers will use commercially reasonable efforts, in accordance with their existing business practices, to ensure that at the time of the Closing the vast majority of apartment units are in rentable condition. The parties recognize that tenants move out at various times and that it may not be possible for all units to be fully prepared at the time of Closing. Accordingly, Sellers shall be fully responsible for insuring that all units that have been vacated 30 or more days prior to Closing shall be in full rentable condition. In the event that any apartment unit vacant 30 or more days prior to Closing is not in retable condition, Buyer shall receive a closing credit equal to $1,000. For units vacated within 30 days prior to Closing, Sellers continue to use commercially reasonable efforts, in accordance with existing business practice, to prepare such units for subsequent tenancy, however, if any such units are not in full rentable condition at the time of Closing there shall be no credit given to Buyer.

32.	CERTIFICATE OF OCCUPANCY/PERMITS.

Sellers have applied for certificates of occupancy for the following Properties (Carriage Hill, Carriage Park, Cherry Hill Village, Cherry Hill Club, Hampton Court, Scotsdale, Springwells Park) (collectively, the “Permit Properties”). Notwithstanding anything to the contrary set forth in this subparagraph, in the event the relevant municipality(ies) will issue a conditional certificate of occupancy which provides that repairs are to be completed after Closing, then Buyer agrees to accept a conditional certificate of occupancy and will complete such repairs after Closing at its cost and sign any documentation requested or required by the municipality(ies) in connection therewith. Without limiting the foregoing, the letter requested by the City of Westland regarding Hampton Court post-closing repairs is attached as Schedule 13 and Buyer hereby agrees to sign and deliver the same. Sellers shall use their best efforts to obtain any required certificates of occupancy for each of the Permit Properties on or before Closing at their cost. In the event a certificate of occupancy has not been issued by Closing for any of the Permit Properties, then Sellers shall have the right to extend the Closing Date by up to thirty (30) days. In the event a certificate of occupancy has not been issued by the extended Closing Date for any of the Permit Properties, then Buyer shall have the right to terminate this Agreement with respect to any Permit Property for which certificates of occupancy are lacking and the provisions of Section 33 shall apply. Notwithstanding anything to the contrary set forth herein, Buyer agrees that in the event a certificate of occupancy has not been issued by the extended Closing Date for the Property known as Springwells Park, then Buyer shall accept the Springwells Park Property without a certificate of occupancy.

Notwithstanding anything to the contrary set forth herein, Buyer acknowledges and agrees that the fire unit at Oak Park Manor may not be repaired before Closing and agrees to accept such fire unit without a certificate of occupancy.

33.	TERMINATION WITH RESPECT TO INDIVIDUAL PROPERTIES.

In the event that this Agreement is terminated with respect to individual affected Properties, pursuant to Sections 12, 17 or 32, then Buyer shall be entitled to receive the portion of the Earnest Money Deposit allocated to any such terminated Property, as agreed by Buyer and Sellers, and the Purchase Price shall be reduced by the amount allocated to any such terminated Property, as agreed by Buyer and Sellers.

34.	ASSUMPTION OF EXISTING OFFICE LEASE.

At Closing, Buyer shall assume Home Properties’ obligations as tenant under the Lease, dated April 12, 1999, between Koppy-Nemer/Forbes Cohen Associates, L.L.C. and Home Properties, L.P., as amended by First Amendment to Lease, dated December 8, 2003, for premises known as Suite 120, 26899 Northwestern Highway, Southfield, Michigan (the “Koppy Lease”); provided, however, that Sellers (a) shall obtain any consent from landlord or any other party required under such lease; and (b) execute an indemnification agreement, in form and substance reasonably acceptable to Buyer, where Sellers indemnify, hold harmless and defend Buyer and the Companies and their respective successors and assigns from and against any and all demands, obligations, assessments, losses, costs, claims, liabilities, judgments, and damages (including, without limitation, reasonable attorneys' and accountants’ fees and any costs reasonably incurred in investigating, preparing or defending against or prosecuting any litigation or claim), relating or attributable to the Koppy Lease which occurred prior to the Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as at the day and year first above written.

BUYER:

THE LIGHTSTONE GROUP, LLC

By:	/s/ David Lichtenstein
David Lichtenstein, Chief Executive Officer

SELLER:

HOME PROPERTIES, L.P.

By:	Home Properties, Inc General Partner

By:	/s/ John E. Smith
John E. Smith, Senior Vice President

HOME PROPERTIES WMF I, LLC

By:	Home Properties, Inc Sole Member

By:	Home Properties, Inc General Partner

By:	/s/ John E. Smith
John E. Smith, Senior Vice President

LIST
OF
SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1	-	Properties and Companies

Schedule 2	-	Intentionally Deleted

Schedule 3	-	Service Contracts

Schedule 4	-	Liabilities

Schedule 5	-	Litigation

Schedule 6	-	Notices of Violation

Schedule 7	-	Personal Property

Schedule 8	-	Employees

Schedule 9	-	Insurance Certificates

Schedule 10	-	Insurance Loss Run History Reports

Schedule 11	-	Koppy Lease

Schedule 12	-	Easements

Schedule 13	-	Certificates of Occupancy

EXHIBITS

Exhibit A	-	Description of the Land

Exhibit B	-	Form of Deposit Escrow Agreement

Exhibit C	-	Form of Post-Settlement Consultation Agreement

Exhibit D	-	Form of Assignment and Assumption of Interests

Exhibit E	-	Wire Transfer Instructions